Exhibit 10.19

Ronald E. Elberger Direct Dial: (317) 684-5195 Fax: (317) 223-0195 E-Mail: RElberger@boselaw.com
December 24, 2010

Jeffrey Smulyan	J. Scott Enright, Esq.
JS Acquisitions, LLC	Executive Vice President, General Counsel and Secretary
c/o James Strain, Esq.	Emmis Communication Corporation
Taft Stettinius & Hollister, LLP	One Emmis Plaza, Suite 700
One Indiana Square, Suite 3500	40 Monument Circle
Indianapolis, IN 46204	Indianapolis, IN 46204
Re: Engagement Letter
Dear Jeff and Scott:
This Engagement Letter will serve to confirm that JS Acquisition, LLC (“JSA”) and Emmis Communication Corporation (“Emmis”) have retained our services to provide representation on their behalf with regard to the prosecution of the civil action captioned JS Acquisition, LLC v. Alden Global Distressed Opportunities Master Fund, L.P., Alden Global Value Recovery Master Fund, L.P., and Alden Media Holdings, LLC, originally filed in the Marion Superior Court on September 15, 2010, as cause number 49D04-1009-PL-040613, and removed to the United States District Court for the Southern District of Indiana, Indianapolis Division, as cause number 1:10-cv-01328-WTL-TAB, (the “civil action’), where it is now pending, which representation will be in accordance with the following terms and conditions:
JSA, to whom Emmis will pay the sum of Two Hundred Thousand Dollars ($200,000.00) as an investment between Emmis and JSA to which Bose McKinney & Evans LLP (“BME”) is not a party, shall deposit the sum of Two Hundred Thousand Dollars ($200,000.00) (the “Retainer”) in BME’s trust account. The sum of One Hundred Twenty-Five Thousand Dollars ($125,000.00) of the funds tendered will be applied against out of pocket costs and expenses (e.g., electronic discovery, costs of depositions, overnight courier services, etc.) relating to the aforementioned civil action. BME shall allocate Seventy Five Thousand Dollars ($75,000.00) to be applied against its attorney’s fees which will be calculated at an hourly blended rate of $200/hour for all attorney’s services provided by BME. If BME obtains a recovery with respect to claims by JSA, JSA, Emmis and BME agree that (i) the first amounts up to one hundred and fifty percent of the amount of BME attorneys fees and costs and expenses paid from the Retainer shall be paid to Emmis, (ii) the first amounts in excess of amounts paid under item (i) above, up to the amount of any out of pocket costs and expenses that were incurred in excess of amounts paid from the Retainer, shall be paid to the party who paid such additional costs and expenses, and (iii) all amounts in excess of amounts paid under items (i) and (ii) above shall be paid as follows: one-third to BME as a contingent fee and the remainder to JSA. Notwithstanding the foregoing, JSA shall be responsible for the payment of all out of pocket costs and expenses in the civil action.
111 Monument Circle, Suite 2700 | Indianapolis, Indiana 46204 Main Telephone: 317-684-5000 | Main Fax: 317-684-5173
www.boselaw.com

Jeffrey Smulyan
J. Scott Enright
December 24, 2010
Page Two
Upon exhaustion of the retainer, we will continue to issue monthly invoices to JSA for reimbursement of costs and expenses. In the event that our final billing in this matter is less than the amount of the Retainer held at the conclusion of this matter, we will refund the difference to Emmis.
This engagement is premised on candid communication with us and the understanding that we will be kept informed with complete and accurate information, documents and other communications relevant to the subject matter of our representation or otherwise requested by us. Because it is important that we be able to contact you at all times in order to consult with you regarding your representation, we ask that you inform us, in writing, of any changes in your address, telephone number, contact person, e-mail address, or other relevant changes regarding your business.
Unless you instruct otherwise, we may communicate with you using e-mail, facsimile transmission and cellular telephone with the understanding that these methods carry an inherent risk of interception. By signing and returning this engagement letter, you confirm in writing your informed consent to these risks.
Charges for BME attorney’s fees up to the sum of $75,000.00 are determined by multiplying the $200.00 hourly discounted blended rate of the attorneys who provide services by the amount of time, specified to the closest tenth of an hour, spent providing services to or for you during the course of your representation for the time spent. BME agrees that it is accepting the contingent fee arrangement and will not charge for any BME attorney’s fees in excess of $75,000, except as set forth herein. Where appropriate, other attorneys in our firm may provide such services, subject to the review of George Purdy, Andrew McNeil and/or myself.
JSA and Emmis will each receive a monthly statement detailing the amount of time we spend, with a description of the services rendered on your behalf. Rates, as hereinbefore set forth, will be applied to the amount of time we spend at any given time, in units of no less than six (6) minute increments, or one-tenth (1/10) of an hour. The services for which you will be billed and/or which are subject to the contingent fee include, but are not limited to: all conferences and/or consultation with you, any other attorney (co-counsel or opposing counsel), person or party, whether in person or by phone, and all such conferences with anyone who is or might be a fact witness or an expert witness in this matter, analysis of legal issues and facts, legal research, correspondence, negotiations and settlement discussions, preparation for or calendaring any of the above, preparation for and attending hearings and trial, drafting of various pleadings, briefs, discovery and responses and objections thereto, and travel time to and from locations away from our office.
JSA will be responsible for the prompt payment of all out of pocket costs or expenses necessary for this representation, including, but not limited to, filing fees, court reporter fees, transcription costs, expert witness fees, witness attendance and mileage fees. All such costs or expenses will be paid by JSA, in advance where applicable. We do not usually pay or advance any such costs for clients. Where possible, we will apply the costs Retainer and, if such funds are exhausted, we will forward these types of charges to JSA for direct payment. However, in exigent circumstances we may advance such costs to protect or preserve certain rights.

Jeffrey Smulyan
J. Scott Enright
December 24, 2010
Page Three
Other out-of-pocket costs and expenses which JSA will be expected to pay, or for which we may require reimbursement, include without limitation: excessive postage, fees for delivery or overnight courier services, certified or recorded copies of documents, expenses associated with out-of-town travel, parking, and other similar items. Our statements are payable within thirty (30) days after invoice date with regard to which we may apply the retainer for fees hereinbefore set forth.
Prompt payment is a condition of our continued representation. We reserve the right to charge interest at the rate of 1-12% per month (18% annual percentage rate) on statements not paid within thirty (30) days of the invoice date. In the unlikely event JSA fails to pay our invoices and we must take legal action to collect them, JSA will be responsible for any and all collection costs we may incur, including attorneys’ fees, in collecting the unpaid balance of any such statements, including interest.
JSA and Emmis each have the right to terminate our representation at any time; provided that if Emmis terminates our representation and JSA does not, BME may still pay BME fees and costs and expenses associated with the civil action from the Retainer. If either of you do so, JSA will be responsible for all fees, expenses, disbursements and charges incurred in connection with our representation up to the date of termination, and the terminating party will be responsible for the costs and fees to transfer the work to the terminating party’s new attorney. We may also terminate our representation for any reason consistent with the Rules of Professional Conduct, including the non-payment of fees or other failure to comply with the terms of our engagement described in this letter.
Unless you indicate otherwise, we will assume that all papers and property that you provide to us are originals, and we will return any such papers or property to you upon the conclusion of the representation. Copies of papers and electronic documents and records we have retained that were created or obtained for you likewise will be made available to you at your request. Our drafts and work product will belong to us. We reserve the right, subject to any applicable laws or rules or professional responsibility to the contrary, to apply records retention policies and procedures to these items and also to destroy within a reasonable time any items described in this paragraph that are retained by us.

Jeffrey Smulyan
J. Scott Enright
December 24, 2010
Page Four
In addition, although our initial engagement does not involve tax advice, to the extent that the scope of our engagement is modified in the future to include federal tax advice, you should be aware that pursuant to recently-enacted U.S. Treasury Department Regulations (Circular 230), we are required to advise you that any federal tax advice we provide is not intended to be used, and cannot be used, by anyone for the purpose of avoiding federal tax penalties that may be imposed by the federal government or for promoting, marketing or recommending any approach or tax structure to another party. This Agreement does not cover any claims against Alden that may be asserted by Emmis.
If you agree to the foregoing terms, please sign the original of this letter and return it to me at your convenience.
I look forward to assisting you with regard to the pending matter. To facilitate receipt of the signed original of this letter, I enclose a self-addressed, postage prepaid, return envelope.
Sincerely,
/s/ Ronald E. Elberger
Ronald E. Elberger
REE/mhw
Enclosures (2)

Jeffrey Smulyan
J. Scott Enright
December 24, 2010
Page Five
I agree to, and accept, the foregoing terms and conditions set forth in this Engagement Letter.

JS Acquisitions, LLC
By:	/s/ Jeffrey H. Smulyan
Jeffrey Smulyan

Dated: December 24, 2010

Emmis Communications Corporation
By:	/s/ J. Scott Enright
J. Scott Enright,
Executive Vice President, General Counsel and Secretary

Dated: December 24, 2010